Exhibit 99.1
GTx Announces Pricing of Public Offering of Common Stock
MEMPHIS, TENN. – October 27, 2010 —GTx, Inc. (Nasdaq: GTXI) today announced the pricing of an underwritten public offering of 14,285,715 shares of its common stock at a price to the public of $2.80 per share. The gross proceeds to GTx from this offering are expected to be approximately $40.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The offering is expected to close on or about November 1, 2010, subject to customary closing conditions. GTx has also granted the underwriter a 30-day option to purchase up to an additional 2,142,857 shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by GTx.
GTx intends to use the net proceeds from this offering for clinical development and other research and development activities and for working capital and general corporate purposes.
Lazard Capital Markets LLC is acting as sole book-running manager in the offering. A shelf registration statement on Form S-3 relating to the shares was filed with the Securities and Exchange Commission and is effective. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus supplement relating to the offering, when available, may be obtained from the offices of Lazard Capital Markets LLC at 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at (800) 542-0970, or from the above-mentioned SEC website.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.
About GTx
GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of small molecules that selectively target hormone pathways for the treatment and prevention of cancer, the treatment of side effects of anticancer therapy, cancer supportive care, and other serious medical conditions.
Forward-Looking Information is Subject to Risk and Uncertainty
This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements include, but are not limited to, statements relating to GTx’s expectations regarding the completion and timing of the public offering. Forward-looking statements involve risks and uncertainties. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the public offering. There can be no assurance that GTx will be able to complete the public offering on the anticipated terms, or at all. GTx will continue to need significant additional capital to fund its operations and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Additional risks and uncertainties relating to the public offering, GTx and its business can be found under the heading “Risk Factors” in GTx’s preliminary prospectus supplement related to the public offering filed with the Securities and Exchange Commission on October 26, 2010. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.
SOURCE: GTx, Inc.
GTx, Inc.
McDavid Stilwell, 901-523-9700
Director of Corporate Communications